Scudder Kemper Investments, Inc.
                                            Two International Place
                                            Boston, MA  02110
                                            August 28, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE: Scudder Development Fund (the "Fund"), a series of Scudder Securities Trust (the "Trust") (Reg. No. 02-36238) (811-2021) Post Effective Amendment No. 57 to Registration Statement on Form N-1A

Ladies and Gentlemen:

     We are filing today through the EDGAR system on behalf of the Fund, Post-Effective Amendment No. 57 to the Fund's Registration Statement on Form N-1A (the "Amendment"). The Amendment has been electronically coded to show changes from the Prospectus and Statement of Additional Information dated November 1, 1997, filed with the Commission on October 21, 1997, Post Effective Amendment No. 51.

     The Amendment is filed pursuant to Rule 485(a) under the Securities Act of 1933 and Rule 8b-16 under the Investment Company Act of 1940 for review and comment by the staff of the Commission. We are requesting selective review of only the portions of the Registration Statement which have been so coded. The Amendment is expected to become effective on November 1, 1998.

     The principal changes reflected in this Amendment are: a change to the Fund's investment objective and policies that the Fund may primarily invest in securities of medium-size growth companies, new standardized non-fundamental investment restrictions, the addition of disclosure reserving the Fund's right to convert to a master-feeder fund structure and disclosure regarding the change in control of the Adviser due to the B.A.T/Zurich transaction which is scheduled to be completed in September 1998.

     Any comments or questions on this filing may be directed to the undersigned at (617) 295-2560.

                                            Very truly yours,

                                            /s/Lauren L. Giudice

                                            Lauren L. Giudice
                                            SEC Registration Manager

cc:  A. First, Dechert, Price & Rhoads